Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	949-474-4300	Stephen Pedroff, VP Marketing Communications
	matt@allencaron.com	650-314-3400
dstewart@ritamed.com
spedroff@ritamed.com

RITA MEDICAL SYSTEMS COMMENTS ON THIRD QUARTER RESULTS

EPS, Gross Margins, Operating Expenses On Target;
Total Sales Below Guidance

MOUNTAIN VIEW, CA (October 28, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that total sales for the quarter ended September 30, 2004 will be in the range of $7.9 to $8.0 million. The Company booked and shipped $8.6 million in product orders during the quarter, including an order from a distributor in the amount of approximately $600,000 categorized as deferred revenue. Gross margins will be in the range of 63 to 65 percent and the net loss will be in the range of $(0.09) to $(0.11) per share. The Company previously provided guidance for the quarter ended September 30, 2004 for total sales between $9.0 and $9.4 million, gross margins from 60 to 62 percent and a net loss of $(0.09) to $(0.12) per share. Total sales for the quarter were affected principally by disruptions in direct selling activities early in the quarter for the direct sales force and modifications of the domestic distribution policies of RITA and Horizon Medical Products (Horizon). The third quarter was the first operating period since the merger of RITA and Horizon was completed on July 29, 2004.

Joseph DeVivo, President and CEO of RITA Medical commented, “The planned reorganization and training of the sales force resulted in lower than expected revenues for the early part of the third quarter.” DeVivo continued, “I am pleased to report that earnings per share, operating expenses, and gross margins for the quarter met management’s expectations.”

RITA Medical Systems plans to release its third quarter financial results for the period ended September 30, 2004, at 7:30 a.m. (Eastern) on, November 3, 2004, and to host a conference call to be broadcast live on the Internet at 11:30 a.m. (Eastern) that same day.

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RITA Medical Third Quarter Results
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About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets; and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the company’s expectations regarding financial results and changes to its internal policies are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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